EXHIBIT 99.1

FOR IMMEDIATE RELEASE                  CONTACT:   Mark Kimball (763) 551-7070
                                                  Select Comfort Corporation
                                                  mark.kimball@selectcomfort.com

              SELECT COMFORT CORPORATION ELECTS MCLAUGHLIN CHAIRMAN
                COMPANY REPORTS ON ANNUAL MEETING OF SHAREHOLDERS

MINNEAPOLIS, MINN. (May 20, 2004) - The board of directors of Select Comfort Corporation (NASDAQ: SCSS) today elected president and chief executive officer Bill McLaughlin to the additional position of chairman of the board, succeeding Patrick Hopf, who will continue to serve on the board.

The board also named Ervin R. Shames to the newly created position of lead director. Shames is a former president and chief executive officer of Borden, Inc., and a former president of Kraft USA. He has served on the company's board of directors since 1996, and currently chairs the board's Corporate Governance and Nominating Committee. In the lead director position, Shames will chair executive sessions of the board of directors, and will work with the chairman of the board to establish board agendas and goals.

McLaughlin joined Select Comfort as president and CEO in March, 2000, and has since led the company to 11 consecutive quarters of profitability. "This is a natural step in Select Comfort's growth, and recognizes Bill's strong leadership of Select Comfort," said Patrick Hopf, who served as Select Comfort's chairman from 1991 to 1996 and from 1999 to the present. "Since Bill joined Select Comfort, the company has grown annual net sales from $270 million in 2000 to $458 million in 2003 and increased its market capitalization from less than $100 million to more than $900 million."

"I believe that unifying the chairman and CEO roles, while simultaneously establishing a lead director role, will elevate Select Comfort's effectiveness and efficiency and will assure strong corporate governance," said McLaughlin. "I thank Pat Hopf for leading our board with such excellence, commitment and vision for over a decade. There is no more dedicated and passionate advocate for Select Comfort than Pat, and it is a privilege to work with him. I am also pleased that Erv Shames has agreed to the lead director role. For nearly a decade, he has helped guide our company through the challenges of growth."

At the company's annual meeting in Minneapolis today, shareholders elected Thomas J. Albani, David T. Kollat and McLaughlin to new three-year terms on the board of directors. Shareholders



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also approved Select Comfort's 2004 Stock Incentive Plan and ratified the appointment of KPMG LLP as independent auditors for the current fiscal year.

Select Comfort expects to announce second quarter sales on Monday, July 12, 2004.

ABOUT SELECT COMFORT
    Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 358 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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    Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, uncertainties arising from global events, consumer confidence, effectiveness of our advertising and promotional efforts, our ability to secure suitable retail locations, our ability to attract and retain qualified sales professionals and other key employees, consumer acceptance of our products and product innovation, our ability to continue to expand and improve our product line, industry competition, warranty expenses, California wage and hour litigation, our dependence on significant suppliers, and the vulnerability of any suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors, increasing commodity and delivery costs, increasing government regulations, including possible new flammability standards for the bedding industry, as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.

    The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1)     TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 26, 2003



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